Exhibit 99.1

NEWS RELEASE

DATE:	January 24, 2007 4:30 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO MainSource Financial Group, Inc. 812-663-0157

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Earnings for the Fourth Quarter and Full Year 2006

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the fourth quarter and twelve months ended December 31, 2006. The Company reported net income of $6.0 million for the fourth quarter and earnings per share of $0.32, which represents a 28.0% increase compared to the $0.25 per share reported in the fourth quarter of 2005. For the twelve months ended December 31, 2006, the Company reported net income of $22.2 million and earnings per share of $1.29 compared to $1.23 for 2005, which represents a 4.9% increase.

Mr. Saner stated, “2006 was a year of tremendous growth for our Company. We expanded through three whole-bank acquisitions in Northwest Indiana, Crawfordsville and Lafayette, Indiana, and the State of Ohio. In addition, MainSource purchased four additional branches which increased our market share in several Indiana counties where we already had a presence. In total, the Company’s overall assets grew 48% during the year. In spite of all the acquisitions and expenses associated with them, we were able to increase our earnings per share by $0.06 or 4.9%. This increase was especially pleasing given the very difficult rate environment and the pressure on our net interest margin which impacted us throughout 2006. We were pleased to see a small amount of organic growth both in deposits and loans year over year and the Company continued to drive its efficiency ratio down as the new acquisitions were partially assimilated into MainSource.”

Mr. Saner continued, “While we expect 2007 to be another challenging year for earnings growth, we are committed to focus on additional loan and deposit generation and hope to position the Company for greater shareholder returns in the future. I am very optimistic about our future. We now have the ability to expand our products and services into the new communities the recent acquisitions have opened up to us. 2007 will also allow us the opportunity to complete our consolidation of back-room functions and drive our efficiency ratio lower. Our asset quality remains strong with our 2006 net charge-off ratio considerably less than 2005 while our non-performing loan ratio has remained relatively flat, year over year.”

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $18.8 million for the fourth quarter of 2006, which represents an increase of 33.3% versus the fourth quarter of 2005. The increase was due primarily to acquisition-related activity. Net interest margin, on a fully-taxable equivalent basis, was 3.70% for the fourth quarter of 2006 versus 4.00% for the fourth quarter of 2005. On a linked quarter basis, the Company’s net interest margin fell by four basis points. Net interest margin was impacted by the increase in fixed-rate residential mortgage loans obtained in the 2006 acquisitions.

NON-INTEREST INCOME

The Company’s non-interest income was $5.8 million for the fourth quarter of 2006 compared to $3.0 million for the same period in 2005. In the fourth quarter of 2005, the Company restructured its investment security portfolio and incurred a loss of $2.4 million.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $15.9 million for the fourth quarter of 2006 compared to $12.5 million for the same period in 2005, an increase of 27.2%. The primary driver of the increase across all areas of non-interest expense was the acquisitions that were consummated in 2006. The Company’s efficiency ratio was 63.1% compared to 71.2% for the same period a year ago.

FULL YEAR RESULTS

BALANCE SHEET

Total assets were $2.4 billion as of December 31, 2006, an increase of approximately $784 million compared to year-end 2005. Acquisitions closed in 2006 were the primary driver of this increase. Total loans were $1.6 billion as of December 31, 2006 compared to $1.0 billion as of year-end 2005. Excluding acquisitions, loans grew organically at a rate of 1.9% in 2006. Total deposits were $1.9 billion as of December 31, 2006 compared to $1.4 billion as of year-end 2005. Excluding acquisitions, deposits grew organically at a rate of 2.0% in 2006.

NET INTEREST INCOME

Net interest income was $68.3 million for the full year 2006, which represents an increase of 27.4% versus 2005. Net interest margin, on a fully-taxable equivalent basis, was 3.83% for 2006 compared to 3.99% for the same period a year ago. The acquisitions of the thrift institutions in the first and second quarters of 2006 and their corresponding lower net interest margins were the primary cause for the decrease in the Company’s net interest margin. In addition, the Company has seen a shift in its existing deposit mix as many customers have moved their balances from lower-cost transactional accounts to higher-yielding time and money market accounts.

NON-INTEREST INCOME

Non-interest income was $23.0 million for 2006 compared to $17.3 million for the same period in 2005. The acquisitions closed in 2006 were the primary driver of this increase. As mentioned for the quarter, the Company reported a $2.4 million loss on sale of securities in the fourth quarter of 2006 as it restructured a portion of its securities portfolio. Non-interest income as a percent of non-interest expense was 38.6% for 2006 compared to 35.7% for 2005.

NON-INTEREST EXPENSE

Non-interest expense was $59.6 million compared to $48.6 million in 2005. This increase was due primarily to the acquisitions closed in 2006. Excluding acquisition activity, the Company’s non-interest expense would have been $50.1 million for 2006, which represents an increase of 3.1% over 2005. The Company’s efficiency ratio was 63.6% for 2006 compared to 66.6% for the same period a year ago.

ASSET QUALITY

Non-performing assets were $21.0 million as of December 31, 2006 compared to $12.9 million as of December 31, 2005 and represented 0.87% of total assets at December 31, 2006 compared to 0.78% at year-end 2005. The 2006 acquisitions added approximately $8.1 million of non-performing assets. Net charge-offs for 2006 equaled 0.26% of average outstanding loans compared to 0.35% for 2005. The Company’s allowance for loan losses as a percent of total outstanding loans was 0.85% as of December 31, 2006 compared to 1.09% as of December 31, 2005. The Company anticipated this decrease with the acquisitions of the three thrift institutions in 2006. The acquired institutions had a large portion of residential real estate loans and thus a lower allowance as a percent of their total loan balances, as these loans tend to have lower loss rates than other loan types.

MAINSOURCE FINANCIAL GROUP
(unaudited)
(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended Dec. 31		Twelve months ended Dec. 31
	2006	2005	2006	2005
Interest Income	$35,063	$21,651	$120,731	$80,475
Interest Expense	16,262	7,522	52,463	26,827
Net Interest Income	18,801	14,129	68,268	53,648
Provision for Loan Losses	526	100	1,819	1,040
Noninterest Income:
Insurance commissions	425	446	1,821	1,991
Trust and investment product fees	286	273	1,187	1,119
Mortgage banking	558	663	2,279	2,693
Service charges on deposit accounts	2,543	2,075	9,429	7,510
Gain/(losses) on sales of securities	94	(2,421)	145	(2,179)
Interchange income	734	457	2,617	1,926
Other	1,163	1,476	5,561	4,272
Total Noninterest Income	5,803	2,969	23,039	17,332
Noninterest Expense:
Employee	8,186	6,524	33,073	27,121
Occupancy	1,275	949	4,755	3,542
Equipment	1,613	1,156	5,361	4,123
Intangible amortization	682	421	2,236	1,306
Telecommunications	501	431	1,916	1,664
Stationary, printing, and supplies	416	299	1,408	984
Other	3,260	2,766	10,893	9,836
Total Noninterest Expense	15,933	12,546	59,642	48,576
Earnings Before Income Taxes	8,145	4,452	29,846	21,364
Provision for Income Taxes	2,106	908	7,605	5,172
Net Income	$6,039	$3,544	$22,241	$16,192

Average Balance Sheet Data

	Three months ended Dec. 31		Twelve months ended Dec. 31
	2006	2005	2006	2005
Gross Loans	$1,574,915	$966,404	$1,353,653	$935,474
Earning Assets	2,097,493	1,455,223	1,862,638	1,406,139
Total Assets	2,389,634	1,636,232	2,103,051	1,564,020
Noninterest Bearing Deposits	191,441	157,449	174,218	144,647
Interest Bearing Deposits	1,625,402	1,182,951	1,442,714	1,099,855
Total Interest Bearing Liabilities	1,926,632	1,303,216	1,697,221	1,263,998
Shareholders’ Equity	250,588	162,801	213,989	143,636

Per Share Data

	Three months ended Dec. 31		Twelve months ended Dec. 31
	2006	2005	2006	2005
Diluted Earnings Per Share	$0.32	$0.25	$1.29	$1.23
Cash Dividends Per Share	0.133	0.124	0.529	0.495
Market Value - High	17.88	17.92	18.52	22.82
Market Value - Low	16.05	16.33	15.30	16.33
Average Outstanding Shares (diluted)	18,836,789	14,156,293	17,191,278	13,177,462

Performance Ratios

	Three months ended Dec. 31		Twelve months ended Dec. 31
	2006	2005	2006	2005
Return on Average Assets	1.00%	0.86%	1.06%	1.04%
Return on Average Equity	9.56%	8.64%	10.39%	11.27%
Net Interest Margin	3.70%	4.00%	3.83%	3.99%
Efficiency Ratio	63.07%	71.15%	63.57%	66.64%
Net Overhead to Average Assets	1.68%	2.32%	1.74%	2.00%

Balance Sheet Highlights

As of December 31	2006	2005
Total Loans (Excluding Loans Held for Sale)	$1,575,236	$957,995
Allowance for Loan Losses	13,373	10,441
Total Securities	485,259	450,814
Goodwill and Intangible Assets	136,314	60,575
Total Assets	2,429,773	1,645,605
Noninterest Bearing Deposits	193,513	161,568
Interest Bearing Deposits	1,666,176	1,191,129
Other Borrowings	291,988	97,961
Shareholders’ Equity	253,247	161,069

Other Balance Sheet Data

As of December 31	2006	2005
Book Value Per Share	$13.50	$11.39
Loan Loss Reserve to Loans	0.85%	1.09%
Nonperforming Assets to Total Assets	0.87%	0.78%
Outstanding Shares	18,752,583	14,146,247

Asset Quality

As of December 31	2006	2005
Loans Past Due 90 Days or More and Still Accruing	$1,460	$233
Non-accrual Loans	16,021	9,984
Other Real Estate Owned	3,567	2,639
Total Nonperforming Assets	$21,048	$12,856

Net Charge-offs - YTD	$3,484	$3,299
Net Charge-offs as a% of average loans	0.26%	0.35%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.